Exhibit 10.13

By Electronic Delivery

Dear [Name]:

As you may know, Wag Labs, Inc. (the “Company”) entered into that certain Business Combination Agreement by and among CHW Acquisition Corporation (“SPAC)” and CHW Merger Sub Inc. (“Merger Sub”) on February 2, 2022 (the “Business Combination Agreement”), pursuant to which SPAC will domesticate as a Delaware corporation under the name Wag! Group Co. (“Wag!”), and the Merger Sub will merge with and into the Company with the Company surviving the merger and becoming a wholly owned subsidiary of SPAC. Pursuant to the Business Combination Agreement you will be issued Management Earnout RSUs and you will be eligible to receive Management Earnout Shares as described and subject to terms and conditions set forth in the Business Combination Agreement and in this letter agreement (the “Agreement”) as of August 2, 2022.

This Agreement is contingent upon the Acquisition Closing. For the avoidance of doubt, if the Acquisition Closing does not occur, this Agreement will be void, ab initio. Capitalized terms used but not defined in this Agreement will have the respective meanings ascribed to them in the Business Combination Agreement.

1.Management Earnout RSUs. As of the date hereof, the Company hereby issues you Management Earnout RSUs (the “Management Earnout RSUs”).

2.Triggering Event.  The management Earnout RSUs will vest and you will be entitled to the following shares of Common Stock in full satisfaction of the Management Earnout RSUs upon the occurrence of the following Triggering Events (which may be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like change or transactions with respect to Common Stock occurring after the Acquisition Closing (each, an “Adjustment Event”), as determined by the Committee (as defined below) in its sole discretion) (the “Management Earnout Shares”):

a)	a one-time issuance of Management Earnout Shares equal to 1/3 of the Management Earnout RSUs upon the occurrence of Triggering Event I;
b)	a one-time issuance of Management Earnout Shares equal to 1/3 of the Management Earnout RSUs upon the occurrence of Triggering Event II; and
c)	a one-time issuance of Management Earnout Shares equal to 1/3 of the Management Earnout RSUs upon the occurrence of Triggering Event III.

Wag! will issue you the Management Earnout Shares within five (5) Business Days following the applicable Triggering Event. For the avoidance of doubt, each Triggering Event will only occur once, if at all, and you will not be entitled to receive more than Management Earnout Shares.

3.Change of Control.  If there is a Change of Control during the Earnout Period pursuant to which Wag! or its stockholders have the right to receive consideration implying a value per share of Common Stock (as agreed in good faith by CHW Acquisition Sponsor LLC and the board of directors of the Wag!) of (the following number of Management Earnout Shares in each case may be equitably adjusted for an Adjustment Event as determined by the Committee in its sole discretion):

a)	less than $12.50, then no Management Earnout Shares will be issuable in respect of any Management Earnout RSUs;

b)	greater than or equal to $12.50 but less than $15.00, then immediately prior to such Change of Control, Wag! will issue you Management Earnout Shares equal to 1/3 of the Management Earnout RSUs;
c)	greater than or equal to $15.00 but less than $18.00, then immediately prior to such Change of Control, Wag! will issue you Management Earnout Shares equal to 2/3 of the Management Earnout RSUs, and
d)	greater than or equal to $18.00, then immediately prior to such Change of Control, Wag! will issue you Management Earnout Shares equal to the entire amount of the Management Earnout RSUs;

provided, in each case, (i) following a Change of Control no further Management Earnout Shares will be issuable and (ii) the number of Management Earnout Shares received under this Section 3 will be reduced by any Management Earnout Shares issued in connection with a Triggering Event that occurred prior to the Change of Control. For the avoidance of doubt, in no event will the subtraction result in a negative number of shares or forfeiture of shares.

4.Fractional Shares.  In the case of fractional shares, the Exchange Agent will round up or down to the nearest whole share of Common Stock. No cash settlements will be made with respect to fractional shares eliminated by rounding.

5.Administration.  This Agreement shall be administered by the board of directors of the Company or its designee (the “Committee”).  The Committee will have the sole and exclusive authority to determine if the applicable Triggering Event has been achieved and also have the authority to amend or terminate this Agreement.  The Committee’s interpretation of this Agreement and all decisions and determinations relating to this Agreement will be final, binding and conclusive on you and other interested parties.

6.Powers of the Committee. In addition to the other powers granted to the Committee under this Agreement, the Committee will have the power (i) to determine, modify or waive the terms and conditions of any grant of Management Earnout Shares; (ii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of this Agreement; (iii) to construe and interpret this Agreement; (iv) to reconcile any inconsistency, correct any defect and/or supply any omission in this Agreement and the Business Combination Agreement; and (iv) to make all other determinations necessary or advisable for the administration of this Agreement and otherwise do all things necessary to carry out the purposes of this Agreement; provided that no amendment, modification, suspension or termination of this Agreement will materially impair your rights, unless mutually agreed otherwise between you and the Committee, which agreement must be in writing and signed by you and the Committee. Termination of this Agreement will not affect the Committee’s ability to exercise the powers granted to it hereunder prior to the date of such termination.

7.Indemnification.  Neither the Committee nor the Company nor Wag! or their respective board of directors will be liable to you or any other person for any action, omission or determination relating to this Agreement.

8.Definitions.  For purposes of this Agreement, the following definitions will apply:

a)	“Acquisition Closing” has the meaning set forth in the Business Combination Agreement.
b)	“Acquisition Closing Date” has the meaning set forth in the Business Combination Agreement.
c)	“Business Day” has the meaning set forth in the Business Combination Agreement.
d)	“Common Stock” means the common stock, par value of $0.0001 per share, of Wag!.

e)	“Earnout Period” means the time period between the Acquisition Closing Date and the three-year anniversary of the Acquisition Closing Date.
f)	“Exchange Agent” has the meaning set forth in the Business Combination Agreement.
a)	“Management Earnout RSUs” means the restricted stock units of the Company issued under this Agreement and in accordance with Section 7.20 of the Business Combination Agreement.
b)

“Trading Day” means any day on which shares of the Common Stock may be traded on the principal securities exchange or securities market on which such market is open for business and shares of the Common Stock may be traded.

c)

“Triggering Event I” means the date on which the daily volume-weighted average sale price of one share of Common Stock quoted on the Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $12.50 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

d)

“Triggering Event II” means the date on which the daily volume-weighted average sale price of one share of Common Stock quoted on the Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $15.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

e)

“Triggering Event III” means the date on which the daily volume-weighted average sale price of one share of Common Stock quoted on the Nasdaq (or the exchange on which the shares of Common Stock are then listed) is greater than or equal to $18.00 for any twenty (20) Trading Days (which may or may not be consecutive) within any thirty (30) consecutive Trading Day period within the Earnout Period.

f)	“Triggering Events” means Triggering Event I, Triggering Event II and Triggering Event III, collectively.

9.Section 409A.  This Agreement is designed to comply with the short-term deferral exception from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are either exempt from, or comply with, Section 409A of the Code.  The Company may amend this Agreement as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder.  You hereby acknowledge and agree that the Company makes no representation or warranty and will have no liability to you or any other person under the Business Combination Agreement, the Agreement or any other contract, plan, agreement or understanding (including, without limitation, any obligation to “gross-up” or reimburse you for any penalty, excise or additional taxes owed by you under Section 409A of the Code if the Management Earnout RSUs or Management Earnout Shares are determined to violate Section 409A of the Code).

10.No Contract for Continuing Services.  This Agreement will not be construed as creating any contract for continued services between the Company, SPAC or any of their respective subsidiaries and nothing herein contained will give you the right to be retained as an employee of the Company, SPAC or any of its subsidiaries.

11.Governing Law.  This Agreement will be construed in accordance with and governed the laws of the State of Delaware, without regard to any principles of conflict of laws that would require the application of the laws of any other jurisdiction.

12.Tax Withholding.  Wag! will have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.

13.Entire Agreement; Amendment.  This Agreement and the Business Combination Agreement constitute the entire agreement of the parties hereto with respect to the Management Earnout RSUs and Management Earnout Shares and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral.  No amendment hereto will be effective unless it is in writing and executed by each of the parties hereto.  In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Business Combination Agreement, the applicable terms and provisions of this Agreement will govern and prevail.

14.Counterparts.  This Agreement or any amendment hereto may be executed in counterparts, each of which when so executed and delivered will be an original, but all of which will together constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile or electronic transmission with the same force and effect as if the same were fully executed and delivered original manual counterpart.

15.Benefits and Burdens, No Transfers.  This Agreement will inure to the benefit of and be binding upon you, the Company, and SPAC, respective successors, executors, administrators, heirs and permitted assigns.  Your rights in an interest under this Agreement may not be assigned or transferred.

16.Counterparts.  This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Wag Labs. Inc.

By:
Name:
Title:

[Management Earnout RSU Agreement Signature Page 1 of 2]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

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By:

[Management Earnout RSU Agreement Signature Page 2 of 2]